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                                                               EXHIBIT (a)(1)(O)

THURSDAY, 12/9/04

TO:  ALL MANAGERS
FROM:  INTERNAL COMMUNICATIONS

SUBJECT:  STOCK OPTION EXCHANGE UPDATE

We are concerned that there may be employees who do not realize that the stock option exchange program expires this Monday, December 13, 2004, at 5 p.m. U.S. Pacific Standard Time, and that we will not accept any options tendered after this deadline under any circumstances.

AS SUCH, WE WOULD LIKE YOU TO TAKE A FEW MINUTES TO EITHER EMAIL OR CALL YOUR DIRECT REPORTS AND REMIND THEM OF MONDAY'S DEADLINE TO PARTICIPATE IN THE OFFER. OF COURSE, YOU SHOULD NOT ADVISE THEM WHETHER TO PARTICIPATE IN THE OFFER. THE PURPOSE OF YOUR COMMUNICATION IS TO ENSURE THAT EVERYONE IS AWARE OF THE STRICT DEADLINE.

As set forth in the Offer to Exchange, if an employee wishes to participate in the offer, he or she can begin by printing the election form from our nextweb site. The employee will need to complete, sign and date the election form and either fax or hand deliver it to Stock Administration before 5:00 P.M. U.S. PACIFIC STANDARD TIME ON DECEMBER 13, 2004. Election forms submitted via fax must be sent to fax number (949) 483-4525; Attention: Stock Administration. Election forms submitted via hand delivery must be delivered to Stock Administration, Conexant Systems, Inc., in Human Resources located in the main building at 4000 MacArthur Blvd., Newport Beach, California. Deliveries by Conexant's interoffice mail, U.S. or international mail or email will not be accepted.

ALL OF THE INFORMATION ABOUT THE OPTION EXCHANGE PROGRAM IS AVAILABLE ON NEXTWEB. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT STOCK ADMINISTRATION AT STOCK.ADMIN@CONEXANT.COM OR (949) 483-4525 AS SOON AS POSSIBLE.

Thank you for your assistance.